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                                                                      EXHIBIT 5




                     [FREDRIKSON & BYRON, P.A. LETTERHEAD]


                               September 20, 1999


Coda Music Technology, Inc.
6210 Bury Drive
Eden Prairie, MN  55346

         Re:  Registration Statement on Form S-4

Ladies/Gentlemen:

                  We are acting as counsel for Coda Music Technology, Inc. (the "Company"), a Minnesota corporation, in connection with the registration by the Company of 12,297,963 shares of the Company's Common Stock, par value $.01 (the "Shares"), pursuant to the Company's Registration Statement on Form S-4 being filed with the Securities and Exchange Commission (the "Registration Statement"). The Shares and the Rights are to be issued in connection with the issuance of the Shares to certain shareholders of Net4Music S.A. ("Net4Music") in exchange for approximately 82% of the outstanding stock of Net4Music, pursuant to the Stock Purchase Agreement dated as of August 11, 2000 (the "Purchase Agreement") by and among the Company, Net4Music and certain Net4Music shareholders.

                  In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, certificates of officers, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

                  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

                  Based on, and subject to, the foregoing, it is our opinion that:

                  1. The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

                  2. The Shares have been duly authorized and, when issued and delivered to certain shareholders of Net4Music stock in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, to its use as a part of the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                                    Very truly yours,


                                                    /s/ Melodie R. Rose
                                                    FREDRIKSON & BYRON, P.A.